Exhibit 99.1

NEWS RELEASE Contact: Rachel Mandell-Rice Phone Number: 206.264.8220 Email: TappIn@barokas.com

TappIn is Ready for Business

New Professional Edition Puts Content “OnTapp,” Delivers Salesforce.com Integration

SEATTLE, WA – October 3, 2012 – TappIn, Inc., a wholly-owned subsidiary of GlobalSCAPE, Inc. (NYSE MKT: GSB), a leading developer of secure information exchange solutions, announced today the launch of the new TappIn Professional Edition. TappIn’s Professional Edition offers 10 GB of secure transactional cloud storage, enhanced secure mobile access features, integration with Salesforce, and group management capabilities designed for professional users, businesses, and an increasingly mobile workforce, by creating a go-to service for remote access to all content regardless of where it resides.

“The increasingly mobile nature of today’s workforce, coupled with the rapid diversification of content sources and storage repositories, has forced a re-envisioning of how IT manages the access device landscape,” said Maureen Fleming, analyst with IDC. “Content is no longer stored on just a computer or server, it’s stored across collaboration platforms like Salesforce and Microsoft Exchange, on NAS drives, and in cloud repositories—public, private, and personal. As mobile devices put our lives at our fingertips, businesses and their employees will look for solutions that also streamline access to these content sources, increasing efficiency and eliminating the need for redundant copies and storage.”

“If we have learned anything from the BYOD revolution, it’s that people are looking for the simplest way to manage and access everything they need via a mobile device,” said Chris Hopen, President of TappIn, Inc. “TappIn Professional Edition is the next evolution of our approach to access and management, allowing users to go to a single place on their mobile device and securely access or share all of their important content—whether it resides on a home computer, business server, or SaaS application such as Salesforce. TappIn is the one place they can go for access to all of their content without having to move it all to one place.”

With the release of TappIn Professional Edition, TappIn is executing on its vision to offer a single, secure way to remotely access, share, and manage all content, regardless of where it is stored. Core features include:

OnTapp: Enables Professional Edition subscribers to access and share files even when the permanent storage device is turned off or in sleep mode. OnTapp is a 10 GB transactional cloud repository that allows users to copy content to TappIn’s secure cloud storage, while providing transactional parameters on how long the content will remain available “on tapp” by designating expirations (e.g., one week, one month). Once the content availability expires, the data is permanently removed from the cloud, but is still stored in the original repository. OnTapp now gives users the best of all worlds by truly enabling remote access and file sharing anytime, anywhere, with cloud storage, while preserving the ability to securely keep content resident on a computer, server, or NAS device, without requiring syncing or copying to every device. The user’s mobile device has remote access, sharing, and a virtually unlimited storage capacity.

Salesforce Integration: TappIn has integrated with salesforce.com to bring sales teams the best mobile content access solution available on the market. Designed for mobile workers, TappIn’s integration with Salesforce enables road warriors to access information stored within their Salesforce account via the same interface as content stored on a home or office computer, or within an employer’s existing storage repositories. With Salesforce integration, professionals can instantly and securely access and share important files stored within Salesforce—using just the tap of a finger.

TappIn Group Manager: Professional Edition also includes administrative capabilities designed to enable businesses to manage groups of users associated with the TappIn Professional Edition subscription.

“When Globalscape acquired TappIn in December 2011, we were looking ahead to a future in which seamless content mobility and access play an important role in the architecture of business IT,” said Craig Robinson, President and COO of Globalscape “First with the TappIn by Globalscape Secure Mobile Access Module for EFT Server, and now with Professional Edition, TappIn and Globalscape remain committed to developing secure content mobility solutions that will meet the needs of both businesses and their employees.”

TappIn by Globalscape Professional Edition is immediately available. For more information, please visit www.TappIn.com.

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About Globalscape and TappIn, Inc.

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, Globalscape has been helping businesses and consumers – including 15,000 companies in more than 150 countries – facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn, Inc., Globalscape also offers customers the ability to access and share documents, pictures, videos, and music – anytime, from anywhere – easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.